                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         BARRETT RESOURCES CORPORATION
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
BARRETT RESOURCES CORPORATION                             Contact: Robert Howard
                                                          Frank Keller
NEWS RELEASE                                              (303) 572-3900

FOR IMMEDIATE RELEASE
---------------------


                            BARRETT RESOURCES REPORTS
                        SECOND QUARTER FINANCIAL RESULTS


DENVER, COLO., July 25, 2001 -- Barrett Resources Corporation (NYSE: BRR) reported net income of $55.1 million, or $1.61 per diluted share, for the second quarter ended June 30, 2001, compared to a net loss of $4.0 million, or 12 cents per diluted share, for the prior year second quarter. Cash flow before working capital changes was $75.8 million, or $2.21 per diluted share, compared to $51.0 million, or $1.56 per diluted share, for the prior year second quarter.

For the six months ended June 30, 2001, net income was $112.1 million, or $3.27 per diluted share, compared to $3.8 million, or 11 cents per diluted share, for the comparable 2000 period. Cash flow before working capital changes was $177.1 million, or $5.17 per diluted share, compared to $89.7 million, or $2.71 per diluted share, for the comparable 2000 period.

Excluding non-cash mark to market income statement adjustments related to gas sales activities that do not qualify for hedge accounting treatment, the Company's recurring net income for the second quarter was $29.3 million, or 85 cents per diluted share, compared to $16.2 million, or 50 cents per diluted share in 2000. For the six month period, recurring net income was $77.4 million, or $2.26 per diluted share, compared to $24.7 million, or 75 cents per diluted share, in 2000.

During the quarter ended June 30, 2001, the Company averaged 328 MMcf (million cubic feet) of gas production per day and 2,937 barrels of oil per day. Total equivalent production averaged 346 MMcfe (million cubic feet of gas equivalent) per day, a seven percent increase from the 2000 second quarter. Natural gas production accounted for 95 percent of total production on an energy equivalent basis. The Piceance Basin, Powder River Basin Coal Bed Methane and Wind River Basin properties accounted for 36, 26, and 11 percent of total equivalent production, respectively.

Joseph N. Jaggers, President and Chief Operating Officer stated, "The Company is achieving on-going production growth by developing its gas properties in the Rocky Mountains, especially in the Piceance Basin and the Powder River Basin Coal Bed Methane project. Compared to last year's second quarter, Piceance Basin gas production was up 28 percent to 123.1 MMcf per day and Powder River Basin Coal Bed Methane gas production was up 37 percent to 89.3 MMcf per day."

The following table sets forth the financial highlights:


                                        3 Months Ended                   6 Months Ended
                                  --------------------------      ---------------------------
                                  06/30/01  06/30/00  Change      06/30/01  06/30/00   Change
                                  --------------------------      ---------------------------

Production revenue (millions)      $112.7     $ 82.6     36 %     $274.1      $150.0      83 %
Natural gas production (Bcf)         29.9       28.0      7 %       59.0        56.8       4 %
Average gas sales price ($/Mcf)    $ 3.57     $ 2.74     30 %     $ 4.46      $ 2.43      84 %
Oil production (MBbls)                267        231     16 %        488         462       6 %
Average oil sales price ($/Bbls)   $23.17     $24.94     (7)%     $23.49      $25.05      (6)%

Net income per share               $ 1.61     $(0.12)    NM       $ 3.27      $ 0.11   2,873 %
Recurring net income per share,
    excluding mark to market       $ 0.85     $ 0.50     70 %     $ 2.26      $ 0.75     201 %
Cash flow per share, before
    working capital changes        $ 2.21     $ 1.56     42 %     $ 5.17      $ 2.71      91 %



At June 30, 2001, the Company had cash of $26 million, total assets of $1.1 billion, and total debt of $284 million.

Following a cash tender offer that was completed on June 12, 2001, The Williams Companies, Inc. (NYSE:WMB) beneficially owns approximately fifty percent of the outstanding shares of Barrett Resources. A special meeting of shareholders will be held on Thursday, August 2, 2001 to approve the merger agreement entered into by Barrett Resources, Williams and Resources Acquisition Corp., a wholly owned subsidiary of Williams, on May 7, 2001. Upon completion of the merger, each remaining Barrett Resources share, other than shares held by Williams or Resources Acquisition, will be converted into 1.767 shares of Williams common stock. The merger is expected to be completed within two days of the special meeting.

Stockholders of Barrett Resources and other investors may read the proxy statement/prospectus that is included in the registration statement on Form S-4 filed by Williams in connection with the merger. These materials contain important information about Barrett Resources, Williams, the merger, the people soliciting proxies relating to the merger, their interests in the merger and related matters.

In addition to the registration statement and the proxy statement/prospectus filed in connection with the merger, Williams and Barrett Resources file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Barrett Resources or Williams at the SEC Public Reference Rooms at 450 Fifth St., N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York and Chicago. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Williams' and Barrett Resource's filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus, and these other documents may also be obtained from (1) Williams by directing a request through the investor relations portion of Williams' website at www.williams.com or by mail to Williams, One Williams Center, 50th Floor, Tulsa, Okla., 74172,
Attention: Investor Relations, Telephone: (800) 600-3782 or (2) Barrett Resources by directing a request through Carol Bickerton at (303) 572-3900.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements include the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Encl.: A.) Income Statement
       B.) Balance Sheet
       C.) Statements of Cash Flows



                                      ###

                          BARRETT RESOURCES CORPORATION

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (Unaudited)


                                                     Three Months Ended          Six Months Ended
                                                     ------------------          ----------------
                                                     June 30,   June 30,        June 30,  June 30,
                                                      2001       2000             2001      2000
                                                     --------   --------        --------  --------

Operating revenues:
     Oil and gas production                         $ 112,678    $  82,586    $ 274,108    $ 149,788
     Other income                                       3,007        1,279        6,560        3,186
                                                    ---------    ---------    ---------    ---------
                                                      115,685       83,865      280,668      152,974

Operating expenses:
     Lease operating expense                            8,712        5,019       18,354       10,410
     Transportation and gathering                      10,647        8,251       21,219       14,754
     Production tax                                    10,479        6,279       26,820       12,243
     Depreciation, depletion and amortization          29,913       25,093       56,222       50,304
     General and administrative                         5,959        5,888       11,562       13,713
                                                    ---------    ---------    ---------    ---------
                                                       65,710       50,530      134,177      101,424
                                                    ---------    ---------    ---------    ---------
Operating income                                       49,975       33,335      146,491       51,550

Other income and (expense):
     Interest income                                      748          269        1,119          476
     Interest expense                                  (4,816)      (6,006)     (10,582)     (12,103)
     Trading activities, net                           45,111      (34,086)      48,551      (33,788)
     Other                                             (2,106)        --         (4,714)        --
                                                    ---------    ---------    ---------    ---------
                                                       38,937      (39,823)      34,374      (45,415)
                                                    ---------    ---------    ---------    ---------
Income (loss) for the period before income tax         88,912       (6,488)     180,865        6,135

Provision for (benefit from) income taxes              33,778       (2,465)      68,720        2,332
                                                    ---------    ---------    ---------    ---------
Net income (loss) for the period                    $  55,134    $  (4,023)   $ 112,145    $   3,803
                                                    =========    =========    =========    =========
Net income (loss) per share and common
     share equivalent - diluted                     $    1.61    $   (0.12)   $    3.27    $    0.11
                                                    =========    =========    =========    =========

Recurring net income per share and common
     share equivalent - diluted                     $    0.85    $    0.50    $    2.26    $    0.75
                                                    =========    =========    =========    =========

Weighted average number of shares of common stock
     and common stock equivalents - diluted            34,340       32,799       34,267       33,088
                                                    =========    =========    =========    =========


                                       A.

                          BARRETT RESOURCES CORPORATION

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)


                                     ASSETS
                                                           June 30,    December 31,
                                                             2001          2000
                                                          ----------   ------------
                                                         (Unaudited)
Current assets:
      Cash and cash equivalents                           $   25,977     $   25,454
      Receivables, net                                       105,527        297,766
      Gas inventory held for sale, at market                   8,511         27,418
      Unrealized gains on mark to market transactions         10,798           --
      Other current assets                                    25,997         29,042
                                                          ----------     ----------
         Total current assets                                176,810        379,680

Property and equipment, net                                  935,304        869,606

Other assets, net                                              8,264          4,547
                                                          ----------     ----------
                                                          $1,120,378     $1,253,833
                                                          ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable                                    $   75,008      $ 234,739
      Amounts payable to oil and gas
       property owners                                        11,733         18,672
      Production taxes payable                                50,284         39,229
      Accrued and other liabilities                           21,368         20,917
      Unrealized losses on mark to market
       transactions                                           25,725         47,745
                                                          ----------     ----------
          Total current liabilities                          184,118        361,302

Long term debt                                               276,873        406,269
Unrealized losses on mark to market transactions              41,420         31,446
Other long-term liabilities                                   20,000             --
Deferred income taxes                                         96,513         39,003

Stockholders' equity:
      Preferred stock, $.001 par value: 1,000,000
         shares authorized, none outstanding                      --             --
      Common stock, $.01 par value: 45,000,000
         shares authorized, 33,461,004 outstanding
         (33,394,063 at December 31, 2000)                       335            334
      Additional paid-in capital                             299,333        296,043
      Retained earnings                                      231,581        119,436
      Accumulated other comprehensive loss                   (29,532)            --
      Treasury stock, at cost                                   (263)            --
                                                          ----------     ----------
          Total stockholders' equity                         501,454        415,813
                                                          ----------     ----------
                                                          $1,120,378     $1,253,833
                                                          ==========     ==========


                                       B.

                          BARRETT RESOURCES CORPORATION

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                                    Three Months Ended          Six Months Ended
                                                                    ------------------          ----------------
                                                                    June 30,   June 30,        June 30,  June 30,
                                                                     2001       2000            2001      2000
                                                                   --------   --------        --------  --------
Cash flows from operations:
    Net income (loss)                                             $  55,134    $  (4,023)   $ 112,145    $   3,803
    Adjustments needed to reconcile to
       net cash flow provided by operations:
          Depreciation, depletion and amortization                   30,120       25,195       56,633       50,507
          Unrealized (gain) loss on mark to market transactions     (41,668)      32,691      (56,043)      33,720
          Deferred income taxes                                      32,813       (2,988)      65,917        1,557
          Other non-cash items                                         (603)         148       (1,547)         148
                                                                  ---------    ---------    ---------    ---------
                                                                     75,796       51,023      177,105       89,735
          Change in current assets and liabilities:
              Accounts receivable                                    71,992      (40,207)     192,239      (86,771)
              Other current assets                                   (3,208)     (30,053)      18,348      (32,236)
              Accounts payable                                      (72,344)      29,974     (159,731)      66,710
              Amounts due oil and gas owners                         (1,411)        (644)      (6,939)       3,099
              Production taxes payable                                6,245        3,550       11,055        6,671
              Accrued and other liabilities                           1,926        2,194          406         (314)
                                                                  ---------    ---------    ---------    ---------
Net cash flow provided by operations                                 78,996       15,837      232,483       46,894
                                                                  ---------    ---------    ---------    ---------

Cash flows from investing activities:
    Proceeds from sale of oil and gas properties                        391       25,669          640       42,046
    Acquisition of property and equipment                           (58,380)     (43,105)    (122,905)    (132,760)
                                                                  ---------    ---------    ---------    ---------
Net cash flow used in investing activities                          (57,989)     (17,436)    (122,265)     (90,714)
                                                                  ---------    ---------    ---------    ---------

Cash flows from financing activities:
    Proceeds from issuance of common stock                              597        8,080        2,523        8,483
    Proceeds from long-term debt                                     66,000       55,060      130,000      113,060
    Payments on long-term debt                                      (84,456)     (56,610)    (257,299)     (85,419)
    Other                                                                (1)        --         15,081         --
                                                                  ---------    ---------    ---------    ---------
Net cash flow (used in) provided by financing activities            (17,860)       6,530     (109,695)      36,124
                                                                  ---------    ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                      3,147        4,931          523       (7,696)
Cash and cash equivalents at beginning of period                     22,830        8,007       25,454       20,634
                                                                  ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period                        $  25,977    $  12,938    $  25,977    $  12,938
                                                                  =========    =========    =========    =========


                                       C.